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                                  EXHIBIT 21

                SUBSIDIARIES OF SHORELINE FINANCIAL CORPORATION


The following lists the subsidiaries of the Registrant and the state or jurisdiction of incorporation.

          NAME OF SUBSIDIARY                        INCORPORATED

          Shoreline Bank                               Michigan

          Shoreline Insurance Services, Inc.           Michigan